EXHIBIT 2. (A)(B)

                    Opinion and Consent of Donald R. Stading



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                                                   FIRST AMERITAS LIFE INSURANCE
                                                   CORP. OF NEW YORK LOGO

April 17, 2001


First Ameritas Life Insurance Corp. of New York
400 Rella Blvd., Suite 304
Suffern, NY 10901-4253

Gentlemen:

With reference to Post-Effective Amendment No. 1 to Registration Statement Number 333-39110 on Form S-6 filed by First Ameritas Life Insurance Corp. of New York and First Ameritas Variable Life Separate Account with the Securities and Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. First Ameritas Life Insurance Corp. of New York is duly organized and validly existing under the laws of the State of New York and has been duly authorized by the Insurance Department of the State of New York to issue variable life policies.

     2. First Ameritas Variable Life Separate Account is a duly authorized and existing separate account established pursuant to the provisions of
          Section 4240 of the Insurance Statutes of the State of New York.

     3. The flexible premium variable life policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of First Ameritas Life Insurance Corp. of New York.

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to said Form S-6 Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Amendment.

Sincerely,

/s/ Donald R. Standing

Donald R. Stading
Vice President, Secretary and General Counsel